Ex-10.1

TERMINATION AGREEMENT AND GENERAL RELEASE

This is an agreement and general release (the “Agreement”), by and between James O’Leary (“Executive”, “you” or “your”) and U.S. Industries, Inc. (the “Company”), regarding the termination of the Executive’s employment by the Company without Cause (as defined in Executive’s Restated Employment Agreement, dated September 1, 1999, as amended thereafter (the “Employment Agreement”)), following the closing of the lighting transaction.

1.          You acknowledge that your employment with the Company and all related entities will terminate effective May 3, 2002 (the “Termination Date”), and that after the Termination Date you shall not represent yourself as being an employee, officer, director, agent or representative of the Company for any purpose.  Effective on the Termination Date, you hereby resign from your employment and from all other offices, directorships and fiduciary capacities held with, or on behalf of, the Company and all related entities.

You acknowledge and agree that the Company Entities (defined below) shall have no obligation to rehire you, or to consider you for employment, after the Termination Date.  You further warrant and represent that you will not seek employment with any of the Company Entities at any time in the future.

2.          As a result of the termination of your employment by the Company without Cause, you are entitled to receive the payment(s) and other benefits provided under Section 8(c) of the Employment Agreement (subject to withholdings and deductions), as set forth on Exhibit A, attached hereto, which you acknowledge is the full amount due you under such Section 8(c).

3.          Following the Effective Date of this Agreement and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, the Company agrees to pay or make available to you the following additional payments and benefits:

                                                (a)           Accelerated vesting in 79,376 shares of restricted stock of the Company, which equals the unvested shares of restricted stock that remain unvested after giving effect to the accelerated vesting pursuant to Section 8(c)(B) of the Employment Agreement, as set forth on Exhibit A;

                                                (b)           Full vesting in your accrued benefit (as of the Termination Date) under the U.S. Industries, Inc. Supplemental Retirement Plan, which shall be paid in accordance with the terms of such plan;

                                                (c)           Full vesting of your account under the U.S. Industries, Inc. Long-Term Incentive Plan, which shall be payable in a lump sum as soon as practicable after the Effective Date ($101,778.25); and

                                                (d)           A cash payment equal to a pro-rata portion of the annual bonus for fiscal year 2002, if any, based on the number of days you actually worked during such fiscal year. Such pro-rata annual bonus, if any, will be paid to you when bonuses are paid to the other executives, which is expected to be the later of December 15, 2002 or as soon as practicable after the Compensation Committee determines and approves the payment of annual bonuses for fiscal year 2002.

4.             You acknowledge that as a result of your termination of employment all stock options granted to you that are not exercisable as of the Termination Date are hereby cancelled and terminated and that your rights under the applicable plans with respect thereto and the stock option agreements thereunder are terminated.  You shall have ninety (90) days after the Termination Date to exercise 141,714 stock options, which represents your vested stock options as of the Termination Date except the November 13, 1998 grant, and you shall have one (1) year after the Termination Date to exercise 56,250 stock options, which represents the vested stock options granted to you on November 13, 1998.

5.             You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment arrangement or agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan, arrangement or procedure of the Company.

6.             (a)  In consideration for the payment and benefits to be provided you pursuant to paragraph 3 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

                (b)  Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to:  (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any qualified employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New Jersey Civil Rights Act, the New Jersey Law Against Discrimination or the New Jersey Conscientious Employee Protection Act (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.  Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement or rights of indemnification to which you were entitled immediately prior to the date on which you sign this Agreement under the Company’s Certificate of Incorporation, By-laws or otherwise with regard to your service with the Company, including any applicable coverage under any directors and officers liability insurance policy maintained by the Company.

7.             You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 6 above.  Therefore you agree that you will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.  You further agree, to the maximum extent permitted by law, that you will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against any of the Company Entities, with respect to any claim released by paragraph 6 above.  You also warrant and represent that as of the date you sign this Agreement, you have not taken or engaged in any of the acts described in the foregoing sentences.  If, notwithstanding the foregoing promises, you violate this paragraph 7, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.

8.             You agree that you shall not disparage or encourage or induce others to disparage the Company Entities.  For purposes of this Section, the term “disparage” includes, without limitation, comments or statements to the press, or the Company’s employees or any individual or entity with whom the Company Entities has a business relationship which would adversely affect in any manner: (i) the conduct of the business of any Company Entity (including, without limitation, any business plans or prospects) or (ii) the business reputation of any Company Entity.  Further, neither the Company formally, nor its directors or named executive officers, shall disparage the Executive by any public statement or encourage or induce others to publicly disparage the Executive.

9.             (a)  You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company shall reimburse you for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company.

                (b)  You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to the General Counsel of the Company at the principal offices of the Company and will make no disclosure (except to the extent legally required to do so) until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure or to obtain an order of confidentiality on the disclosure.

10.           The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law, and to your accountants, attorneys and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.  You further represent that you have not disclosed the terms and conditions of the Agreement to anyone other than your attorneys, accountants and/or spouse.

11.           You represent that you have returned to the Company all property belonging to the Company and/or the Company Entities, including but not limited to leased vehicle, laptop, cell phone, keys, card access to the building and office floors, any applicable Employee Handbook, phone cards, credit cards, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code.  You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in paragraph 3 above unless and until you have satisfied all your obligations pursuant to this paragraph.

12.           You acknowledge that you understand that in the event of a willful or material breach of this Agreement by you, you shall not be entitled to the benefits and payments referenced in paragraph 3 hereof, and that you shall return to the Company, on demand, all previous benefits and payments provided to you due to your termination of employment pursuant to paragraph 3 hereof, including, without limitation, any restricted stock that vested or the proceeds therefrom, if such stock has been sold.

13.           (a)           This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

                (b)           Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

14.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15.           This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

16.           You understand that this Agreement constitutes the complete understanding between the

Company and you, and, supersedes the Employment Agreement and any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, except the escrow agreement entered into between you and Manufacturers and Traders Trust Company, dated as of July 18, 2001 (the “Escrow Agreement”) and Sections 11, 12, 13, 14(a), 14(d), 14(e), 14(f), 14(h) and 14(g) of the Employment Agreement, which were intended to survive the Termination Date.  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

17.           The Company may withhold from any and all amounts payable hereunder such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.           You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider the terms of this Agreement for at least ten (10) days; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

19.           You understand that you will have at least ten (10) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement.  You may accept this Agreement by signing it and returning it to Dorothy E. Sander at U.S. Industries, Inc. on or before May 13, 2002.  The effective date of this Agreement shall be the date, on or after the Termination Date, you sign the Agreement (the “Effective Date”).

Signature:	/s/ James O’Leary	Date:	May 10, 2002
James O’Leary (“Executive”)

U.S. INDUSTRIES, INC.

By:	/s/ Dorothy E. Sander
Dorothy E. Sander
Senior Vice President-Administration

EXHIBIT A

Pursuant to Section 8(c) of the Employment Agreement (and certain amendments thereto) you are entitled to the following payments and benefits as a result of the termination of your employment by the Company without Cause:

1.               Lump sum payment within five (5) days after the Termination Date equal to $416,923.06 which represents the sum of (i) your annual base salary and the highest annual bonus paid or payable to you for any of the previous two (2) completed fiscal years ($400,000); (ii) any earned but unpaid base salary through the Termination Date ($4,615.38), accrued and unused vacation pay (8 days equivalent to $12,307.68) or other deferred compensation accrued or earned but not yet paid at the Termination Date (none) and (iii) any unreimbursed business expenses submitted by you prior to the Termination Date and payable pursuant to Section 6 of the Employment Agreement (none; but any such expenses submitted within a reasonable time following the Termination Date will be reimbursed to you in accordance with Company policy);

2.               Payment of $400,000, which is your annual base salary, in twelve (12) equal monthly installments commencing on May 3, 2003 (the “Installment Payments”); provided, however, upon a Change in Control (as defined in the Employment Agreement), the balance of the Installment Payments remaining unpaid (unless such Installment Payments are forfeited on or after May 3, 2003 pursuant to the last paragraph in this Exhibit A) shall be paid to you in a lump sum, less applicable withholdings, within 5 days of such Change in Control;

3.               Accelerated vesting in 20,105 shares of restricted stock of the Company;

4.               Payments of $5,500 on each of December 31, 2003 and December 31, 2004, representing two (2) years of the Company’s contribution had you continued to participate in the U.S. Industries, Inc. Retirement and Savings Plan (the “Savings Plan”); and

5.               Two (2) years of medical and dental coverage under the applicable Company plans, with no cost to you, for you and your qualified dependents; and two (2) additional years of pension service credit to be granted under the qualified and/or non-qualified defined benefit pension plans in which you participated immediately prior to the Termination Date.

6.               Your vested accrued benefit under the Savings Plan and the USI Master Pension Plan, in accordance with the terms of such plans.

Further, pursuant to the Escrow Agreement, the Company shall direct the escrow agent to pay you $876,461 as soon as practicable on or after the Termination Date, which represents the net amount of your stay bonus pursuant to the Escrow Agreement.  Additionally, pursuant to the Escrow Agreement, the Company hereby agrees to deposit the required tax withholdings of $496,227 with the proper agencies.

There shall be no offset against any amounts due you under this Exhibit A on account of any remuneration that you receive during the one (1) year period after the Termination Date (the “One-Year Period”), provided that if any time after the One-Year Period, but prior to a Change in Control (as defined in the Employment Agreement), you are employed on a substantially full-time basis either as an employee or independent contractor (other than self employed as an independent contractor doing special projects for unrelated entities or unrelated consulting firms with no project scheduled to extend, or extending on a substantially full-time basis for more than sixty (60) days after the end of the One-Year Period) the Installment Payments payable to you under paragraph 2 of this Exhibit A shall cease.